Exhibit 4.1

First Supplemental Indenture

between

UST INC.,
as Issuer

and

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

Dated as of February 29, 2008

5.75% Senior Notes due 2018

Annex A      Form of 5.75% Senior Note due 2018

     FIRST SUPPLEMENTAL INDENTURE, dated as of February 29, 2008 (this “Supplemental Indenture”), between UST Inc., a Delaware corporation (the “Company”), and U.S. Bank National Association, as successor to State Street Bank and Trust Company, as trustee (the “Trustee”), under the Indenture, dated as of May 27, 1999 (the “Base Indenture”), between the Company and the Trustee.

     WHEREAS, the Company has executed and delivered the Base Indenture to the Trustee to provide for the issuance from time to time of the Company’s debt securities in one or more series as may be authorized under the Base Indenture;

     WHEREAS, the Base Indenture provides that the Company and the Trustee may enter into an indenture supplemental to the Base Indenture to establish the form and terms of any series of Securities (as defined in the Base Indenture) as provided by Sections 201 and 301 of the Base Indenture;

     WHEREAS, the Board of Directors of the Company has duly adopted resolutions authorizing the Company to issue the Securities provided for in this Supplemental Indenture;

     WHEREAS, the Company desires to enter into this Supplemental Indenture to provide for the establishment of a series of Securities to be known as the 5.75% Senior Notes due 2018 (as set forth in Section 2.1(a) hereof), the form, substance, terms, provisions and conditions of which shall be set forth in the Base Indenture and this Supplemental Indenture; and

     WHEREAS, the Company has requested that the Trustee execute and deliver this Supplemental Indenture and satisfy all requirements necessary to make (i) this Supplemental Indenture a valid instrument in accordance with its terms and (ii) the Securities provided for hereby, when executed and delivered by the Company and authenticated by the Trustee, the valid obligations of the Company.

     NOW, THEREFORE, in consideration of the agreements and obligations set forth herein, and for the purpose of setting forth, as provided in the Base Indenture, the form and terms of the Notes, the Company covenants and agrees with the Trustee as follows:

ARTICLE ONE

Definitions and Other Provisions of General Application

     Section 1.1. General.

     To the extent that any provision of this Supplemental Indenture conflicts with the express provisions of the Base Indenture, the provisions of this Supplemental Indenture shall govern and be controlling.

     Section 1.2. Definitions.

     Unless the context otherwise requires:

(a)	Capitalized terms used herein but not defined herein have the meanings ascribed thereto in the Base Indenture;

(b)	A term defined in the Base Indenture has the same meaning when used in this Supplemental Indenture unless otherwise specified herein;

(c)	a term defined anywhere in this Supplemental Indenture has the same meaning throughout;

(d)	the singular includes the plural and vice versa; and

(e)	the following terms have the meanings given to them in this Section 1.2(e):

     “Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of the assets of the Company and the assets of the Subsidiaries of the Company, taken as a whole, to any person, other than the Company or one of the Subsidiaries of the Company; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person becomes the Beneficial Owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act or any successor rules thereto) (other than the Company or one of its Subsidiaries), directly or indirectly, of more than 50% of the outstanding Voting Stock of the Company or other Voting Stock into which the Voting Stock of the Company is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (3) the Company consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or the Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Voting Stock of the Company outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction; (4) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors; or (5) the adoption of a plan relating to the liquidation or dissolution of the Company (other than the Company’s liquidation into a newly formed holding company). Notwithstanding the foregoing, a transaction will not be deemed to involve a change of control if (i) the Company becomes a direct or indirect wholly-owned subsidiary of a holding company and (ii) (A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company. The term “person,” as used in this definition, has the meaning given thereto in Section 13(d)(3) of the Exchange Act or any successor provision thereto.

     “Change of Control Offer” has the meaning set forth in Section 4.1.

     “Change of Control Payment” has the meaning set forth in Section 4.1.

     “Change of Control Payment Date” has the meaning set forth in Section 4.2(a).

     “Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

     “Comparable Treasury Issue” means the United States Treasury security or securities selected by the Reference Treasury Dealer as having an actual or interpolated maturity comparable to the remaining term of the Notes to be redeemed which would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.

     “Comparable Treasury Price” means, with respect to any Redemption Date, (1) the average of the Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (2) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

     “Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who (1) was a member of such Board of Directors on the date the Notes were issued or (2) was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of the proxy statement of the Company in which such member was named as a nominee for election as a director, without objection to such nomination).

     “Investment grade rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by the Company.

     “Moody’s” means Moody’s Investors Service, Inc., and its successors.

     “Notes” has the meaning set forth in Section 2.1(a).

     “Rating Agencies” means (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the control of the Company, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act (or any successor rule thereto) selected by the Company (as certified by a resolution of the Board of Directors of the Company) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

     “Rating Event” means the rating on the Notes is lowered by each of the Rating Agencies and the Notes are rated below an investment grade rating by each of the Rating Agencies within the 60-day period (which 60-day period will be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by either of the rating agencies) after the earlier of (1) the occurrence of a Change of Control and (2) public notice of the occurrence of a Change of Control or the Company’s intention to effect a Change of Control.

     “Reference Treasury Dealer” means (1) Lehman Brothers Inc. and Morgan Stanley & Co. Incorporated (or their respective affiliates that are Primary Treasury Dealers) and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), the Company will substitute therefor another Primary Treasury Dealer; and (2) any other Primary Treasury Dealer(s) selected by the Company.

     “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee at 5:00 p.m., New York City time, on the third Business Day preceding such Redemption Date.

     “Repurchase Date” has the meaning set forth in Section 4.1.

     “S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., and its successors.

     “Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

     “Voting Stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act or any successor provision thereto) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

ARTICLE TWO

General Terms and Conditions of the Securities

     Section 2.1. Designation, Principal Amount and Authorized Denomination.

(a) Designation

     Pursuant to Section 301 of the Base Indenture, there is hereby established a series of Securities of the Company designated as the “5.75% Senior Notes due 2018” (the “Notes”), the principal amount of which to be issued shall be in accordance with Section 2.1 hereof and as set forth in any Company Order for the authentication and delivery of Notes pursuant to the Base Indenture, and the form and terms of which shall be as set forth hereinafter.

(b)  Principal Amount; Additional Notes

     Notes in an initial aggregate principal amount of $300,000,000 shall, upon execution of this Supplemental Indenture, be executed by the Company and delivered to the Trustee or an Authenticating Agent for authentication, and the Trustee or an Authenticating Agent shall thereupon authenticate and deliver said Notes in accordance with a Company Order. At any time and from time to time after the execution and delivery of this Supplemental Indenture, without notice to or the consent of any Holders, the Company may execute and deliver additional Notes to the Trustee or an Authenticating Agent for authentication, together with a Company Order for the authentication and delivery of such additional Notes. Any additional Notes so issued shall be governed by this Supplemental Indenture and shall rank equally and ratably in right of payment with the Notes issued on the date of this Supplemental Indenture and, together with the Notes issued as of the date of this Supplemental Indenture, shall be treated as a single series of Notes for all purposes.

(c) Authorized Denomination

     The Notes shall be issued in denominations of $1,000 and integral multiples in excess thereof.

     Section 2.2. Maturity.

     The Stated Maturity of the Notes will be March 1, 2018.

     Section 2.3. Rate of Interest and Accrual; Payment of Principal and Interest.

(a) Rate of Interest and Accrual

     The Notes will bear interest from February 29, 2008 at an annual rate of 5.75% until the principal thereof becomes due and payable or the date of redemption or repurchase (if any) of the Notes, such interest to be payable semiannually on March 1 and September 1 of each year (each an “Interest Payment Date”), to the Holders of record of the Notes as of the close of business on the February 15 and August 15 preceding such Interest Payment Dates, commencing on September 1, 2008 in the case of the Notes issued on the date of this Supplemental Indenture.

(b) Payment of Principal and Interest

     All payments of principal and interest on the Notes shall be made in accordance with the Base Indenture, as supplemented hereby. Payments on the Notes will be made in U.S. Dollars in immediately available funds, at the office of the Paying Agent, to the persons in whose names the Notes are registered at the close of business on February 15 and August 15, as the case may be (in each case, whether or not a Business Day), immediately preceding the related Interest Payment Date; provided, however, that interest payable on the date of Stated Maturity shall be payable to the person to whom the principal of such notes shall be payable. Interest on the Notes will be computed on the basis of a 360-day year composed of twelve 30-day months.

     In the event that any interest becomes payable on the Notes, a Holder shall be entitled to receive such interest on the corresponding Interest Payment Date. Interest payable on any Interest Payment Date or the date of Stated Maturity shall be the amount of interest accrued from, and including, the next preceding Interest Payment Date in respect of which interest has been paid or duly provided for (or from and including the original issue date, if no interest has been paid or duly provided for with respect to the Notes) to, but excluding, such Interest Payment Date or date of Stated Maturity, as the case may be; provided, however, that if the Company redeems the Notes under Section 5.1 of this Supplemental Indenture, or the Company is required to repurchase the Notes after a Change of Control Triggering Event as set forth under Section 4.1 of this Supplemental Indenture, on a Redemption Date or Repurchase Date (as defined below), as the case may be, that is after such Interest Payment Date and on or prior to the corresponding Interest Payment Date, the Company will pay accrued and unpaid interest on the

Note being redeemed or repurchased to, but excluding, the Redemption Date or Repurchase Date, as the case may be, to the same person to whom the principal amount of such Note is paid.

     If any Interest Payment Date is not a Business Day, the interest payment will be made on the next succeeding day that is a Business Day, but the Company will not be liable for any additional interest as a result of the delay in payment. If the date of Stated Maturity of the Notes falls on a day that is not a Business Day, the related payment of principal and interest will be made on the next succeeding Business Day, as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date to the next succeeding Business Day.

     Payments of principal and interest will be made through the Trustee to the Depositary.

     Section 2.4. Form of the Notes.

     The Notes shall be issued in the form of one or more Securities in substantially the form set forth in Annex A and with the terms further provided therein. The initial Depositary with respect to the Notes shall be The Depository Trust Company (“DTC”).

     Section 2.5. Global Securities.

     The Notes shall initially be issued in the form of one or more Global Securities registered in the name of a nominee of the Depositary. Except under the limited circumstances described below, Notes represented by such Global Security or Global Securities shall not be exchangeable for, and shall not otherwise be issuable as, Notes in definitive form. The Global Securities described above may not be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or to a successor Depositary or its nominee or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary, unless and until the Global Securities are exchanged in whole or in part for Notes in definitive form.

     Subject to the procedures of the Depositary, a Global Security shall be exchangeable for Notes registered in the names of persons other than the Depositary or its nominee only if (i) the Depositary notifies the Trustee and the Issuer that it is no longer willing or able to properly discharge its responsibilities as a Depositary for such Global Security and no qualified successor Depositary shall have been appointed by the Issuer within ninety (90) days of receipt by the Issuer of such notification, or if at any time the Depositary ceases to be a clearing agency registered under the Exchange Act at a time when the Depositary is required to be so registered to act as such Depositary and no qualified successor Depositary shall have been appointed by the Issuer within ninety (90) days after it becomes aware of such cessation, (ii) the Issuer executes and delivers to the Trustee an Issuer Order stating that the Issuer elects to terminate the book-entry system through the Depositary, or (iii) there shall have occurred and be continuing an Event of Default with respect to the Global Security. Any Global Security that is exchangeable pursuant to the preceding sentence shall be exchangeable for Notes as provided in the Base Indenture.

ARTICLE THREE

Events of Default; Modification and Waiver

     Section 3.1. Events of Default.

     Solely for purposes of, and with respect to, the Notes and any other series of Securities issued after the date of this Supplemental Indenture, Section 501(5) of the Base Indenture shall be amended as follows:

     "(5) a default under any bond, debenture, note or other evidence of indebtedness for money borrowed by the Company (including a default with respect to Securities of any series other than that series) having an aggregate principal amount outstanding of at least $50,000,000, or under any mortgage, indenture or instrument (including this Indenture) under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company having an aggregate principal amount outstanding of at least $50,000,000, whether such indebtedness now exists or shall hereafter be created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such acceleration having been rescinded or annulled, within a period of 10 days after there shall have been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 10% in principal amount of the Outstanding Securities of that series a written notice specifying such default and requiring the Company to cause such indebtedness to be discharged or cause such acceleration to be rescinded or annulled, as the case may be, and stating that such notice is a “Notice of Default” hereunder; provided, however, that, subject to the provisions of Sections 601 and 602 of the Base Indenture, the Trustee shall not be deemed to have knowledge of such default unless either (A) a Responsible Officer of the Trustee shall have actual knowledge of such default or (B) the Trustee shall have received written notice thereof from the Company, from any Holder, from the holder of any such indebtedness or from the trustee under any such mortgage, indenture or other instrument;”

     Section 3.2. Modification and Waiver.

     Solely for purposes of, and with respect to, the Notes and any other series of Securities issued after the date of this Supplemental Indenture, Section 902 of the Base Indenture shall be amended by replacing the percentage “66 2/3%” in the first sentence with the words “a majority,” and Section 1010 of the Base Indenture shall be amended by replacing the percentage “66 2/3%” in such Section with the words “a majority”.

     Section 3.3. Restrictions on Liens.

     Solely for purposes of, and with respect to, the Notes and any other series of Securities issued after the date of this Supplemental Indenture, Section 1008 of the Base Indenture shall be amended by replacing the percentage “10%” in such Section with the percentage “15%”.

ARTICLE FOUR

Repurchase upon Change of Control

     Section 4.1. Repurchase of Notes at Option of the Holder Upon a Change of Control.

     Solely for purposes of, and with respect to, the Notes, upon the occurrence of a Change of Control Triggering Event, unless all Notes have been called for redemption pursuant to Section 5.1 hereof, each Holder of Notes shall have the right to require the Company to offer (the “Change of Control Offer”) to repurchase all or any part (equal to $100,000 or an integral multiple of $1,000 in excess thereof) of such Holder’s Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of the Notes repurchased, plus any accrued and unpaid interest to, but not including, the date of repurchase (the “Change of Control Payment”).

     Section 4.2. Repurchase Notice.

(a) Within 30 days following any Change of Control Triggering Event or, at the option of the Company, prior to any Change of Control, but in either case, after public announcement of the transaction that constitutes or may constitute the Change of Control, the Company will mail, or cause to be mailed, a notice to each Holder of the Notes describing the transaction that constitutes or may constitute the Change of Control Triggering Event and offering to repurchase such Notes on the date specified in the notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (a “Change of Control Payment Date”).

(b) The Company may make a Change of Control Offer in advance of, but conditioned on, the occurrence of a Change of Control Triggering Event but otherwise in accordance with the provisions of this Section 4.2. The notice will, if mailed prior to the date of consummation of the Change of Control, state that the Change of Control Offer is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date.

(c) The notice issued to Holders pursuant to Section 4.2(a) shall specify:

(i) that the Change of Control Offer is being made pursuant to this Section 4.1 and that all Notes properly tendered will be accepted for payment;

(ii) the Change of Control Payment and the Change of Control Payment Date;

(iii) the CUSIP numbers for the Notes;

(iv) that any Note not tendered will continue to accrue interest;

(v) that, unless the Company defaults in the making of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Payment Date;

(vi) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(vii) that Holders will be entitled to withdraw their election referred to in clause (vi) if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have the Notes purchased.

     Section 4.3. Terms of Repurchase

(a) On the Change of Control Payment Date, the Company shall, to the extent lawful:

(i) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(iii) deliver or cause to be delivered to the Trustee the Notes properly tendered with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being repurchased.

(b) The Company shall not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company, and the third party repurchases all Notes properly tendered and not withdrawn under its offer.

(c) The Company shall not repurchase any Notes if there has occurred and is continuing on the Change of Control Payment Date an Event of Default, other than a default in the payment of the Change of Control Payment upon a Change of Control Triggering Event.

(d) The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act (or any successor rule thereto) and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the provisions of Article Four herein, the Company shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under Article Four by virtue of such conflict.

ARTICLE FIVE

Optional Redemption

     Section 5.1. Redemption of Notes at the Option of the Company

(a) The Notes shall be redeemable, in whole or in part from time to time, at the option of the Company, at any time, at a Redemption Price equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed, and (ii) the sum of the present values of the remaining scheduled payments of principal and interest that would be due on the Notes to be redeemed after the related Redemption Date but for such redemption (exclusive of interest accrued up to such Redemption Date) discounted to such Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the Treasury Rate plus 30 basis points, plus, in either case, accrued and unpaid interest on the principal amount being redeemed up to, but not including, such Redemption Date.

(b) All determinations made by the Trustee with respect to determining the Redemption Price will be final and binding on all parties, absent manifest error.

     Section 5.2. Notice of Redemption

     The Notes shall be redeemed in accordance with Section 1104 of the Base Indenture.

ARTICLE SIX

Miscellaneous

     Section 6.1. Trustee Disclaimer.

     The recitals in this Supplemental Indenture are made by the Company only and not by the Trustee, and all of the provisions contained in the Base Indenture in respect of the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect of the Notes and of this Supplemental Indenture as fully and with like effect as if set forth herein in full.

     Section 6.2. Effectiveness of Amendments.

     This Supplemental Indenture shall be effective as of February 29, 2008.

     Section 6.3. Continuing Effect and Ratification of Indenture.

     The Base Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided.

     Section 6.4. Trust Indenture Act Controls.

     If any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision of this Supplemental Indenture or the Base Indenture that is required to be included by the Trust Indenture Act of 1939 as in force at the date as of which this Supplemental Indenture is executed, the provision required by said Act shall control.

     Section 6.5. Counterpart Originals.

     This Supplemental Indenture may be simultaneously executed in several counterparts, each of which shall be deemed to be an original, and such counterparts shall together constitute one and the same instrument.

     Section 6.6. Effect of Headings.

     The Article and Section headings herein have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

     Section 6.7. Governing Law.

     This Supplemental Indenture and the Notes shall be governed by and construed in accordance with the laws of the State of New York.

     Section 6.8. Severability.

     In case any provision in this Supplemental Indenture or the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

UST INC., as Issuer

By:	/s/ Raymond P. Silcock
Name: Raymond P. Silcock

Title:	Senior Vice President and Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Todd R. DiNezza
Name: Todd R. DiNezza

Title:	Assistant Vice President

[Signature Page - Supplemental Indenture]

Annex A

[Form of Security]

[Face]

     THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

     UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

UST INC.
5.75% SENIOR NOTES DUE 2018

No. 1

Principal Amount: $300,000,000

CUSIP No. 902911AN6

     UST INC., a corporation duly organized and existing under the laws of Delaware (the “Company”, which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & CO., or registered assigns, the principal sum of THREE HUNDRED MILLION DOLLARS ($300,000,000) on March 1, 2018, and to pay interest thereon from February 29, 2008, or from the most recent Interest Payment Date to which interest has been paid or duly provided for, at an annual rate of 5.75% until the principal thereof becomes due and payable or the date of redemption or repurchase (if any) of the Securities, such interest to be payable semiannually on March 1 and September 1 of each year, commencing on September 1, 2008. Payments on the Securities will be made in U.S. Dollars in immediately available funds, at the office of the Paying Agent, to the persons in whose names the Securities are registered at the close of business on February 15 and August 15, as the case may be (in each case, whether or not a Business Day), immediately preceding the related Interest Payment Date; provided, however, that interest payable on the date of Stated Maturity shall be payable to the person to whom the principal of such Securities shall be payable. Interest on the Securities will be computed on the basis of a 360-day year composed of twelve 30-day months.

     In the event that any interest becomes payable on the Securities, a Holder shall be entitled to receive such interest on the corresponding Interest Payment Date. Interest payable on any Interest Payment Date or the date of Stated Maturity shall be the amount of interest accrued from, and including the next preceding Interest Payment Date in respect of which interest has been paid or duly provided for (or from and including the original issue date, if no interest has been paid or duly provided for with respect to the Securities) to, but excluding, such Interest Payment Date or date of Stated Maturity, as the case may be; provided, however, that if the Company redeems the Securities, or the Company is required to repurchase the Securities after a Change of Control Triggering Event, on a Redemption Date or Repurchase Date, as the case may be, that is after such Interest Payment Date and on or prior to the corresponding Interest Payment Date, the Company will pay accrued and unpaid Interest on the Securities being redeemed or repurchased to, but excluding, the Redemption Date or Repurchase Date, as the case may be, to the same person to whom the principal amount of such Securities is paid.

     If any Interest Payment Date is not a Business Day, the interest payment will be made on the next succeeding day that is a Business Day, but the Company will not be liable for any additional interest as a result of such delay in payment. If the date of Stated Maturity of the Securities falls on a day that is not a Business Day, the related payment of principal and interest will be made on the next succeeding Business Day, as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date to the next succeeding Business Day. Any interest not punctually paid or duly provided for shall be payable as provided in the Indenture.

2

     Payments of principal and interest will be made through the Trustee to the Depositary.

     Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

     Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.
Dated: February 29, 2008

UST Inc.

By:
Name:

Title:

Attest:

By:
Name:

Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the with-in mentioned Indenture.

U.S. Bank National Association,
As Trustee

By:
Authorized Signature

[REVERSE OF SECURITY]

     This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an Indenture, dated as of May 27, 1999, as amended and supplemented by that First Supplemental Indenture, dated February 29, 2008 (as so amended and supplemented herein called the “Indenture”, which term shall have the meaning assigned to it in such instrument), between the Company and U.S. Bank National Association, as successor to State Street Bank and Trust Company, as trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof, initially limited in aggregate principal amount to $300,000,000; provided that the Company may from time to time, without notice to or the consent of the Holders of the Securities of this series, create and issue further Securities of this series (the “Additional Securities”). Any Additional Securities will be consolidated and form a single series with the Securities and shall have the same terms as to status, redemption and otherwise as the Securities. Any Additional Securities may be issued pursuant to authorization provided by a resolution of the Board of Directors of the Company, under a supplement to the Indenture or an Officers’ Certificate pursuant to the Indenture. The Indenture does not limit the aggregate principal amount of the Securities that may be issued thereunder.

Sinking Fund

     No sinking fund is provided for this Security.

Optional Redemption

     The Securities shall be redeemable in whole or in part from time to time, at the option of the Company, at any time, at a Redemption Price equal to the greater of (i) 100% of the principal amount of the Securities to be redeemed, and (ii) the sum of the present values of the remaining scheduled payments of principal and interest that would be due on the Securities to be redeemed after the related Redemption Date but for such redemption (exclusive of interest accrued up to such Redemption Date) discounted to such Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the Treasury Rate plus 30 basis points, plus, in either case, accrued and unpaid interest on the principal amount being redeemed up to, but not including, such Redemption Date. All determinations made by the Trustee with respect to determining the Redemption Price will be final and binding on all parties, absent manifest error.

     “Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue,

assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

     “Comparable Treasury Issue” means the United States Treasury security or securities selected by the Reference Treasury Dealer as having an actual or interpolated maturity comparable to the remaining term of the Securities to be redeemed which would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Securities.

     “Comparable Treasury Price” means, with respect to any Redemption Date, (1) the average of the Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (2) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

     “Reference Treasury Dealer” means (1) Lehman Brothers Inc. and Morgan Stanley & Co. Incorporated (or their respective affiliates that are Primary Treasury Dealers) and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), the Company will substitute therefor another Primary Treasury Dealer; and (2) any other Primary Treasury Dealer(s) selected by the Company.

     “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee at 5:00 p.m., New York City time, on the third Business Day preceding such Redemption Date.

Repurchase Upon a Change of Control

     Upon the occurrence of a Change of Control Triggering Event, unless all Securities have been called for redemption pursuant to the Optional Redemption provision set forth above, each Holder of Securities shall have the right to require the Company to offer (the “Change of Control Offer”) to repurchase all or any part (equal to $100,000 or an integral multiple of $1,000 in excess thereof) of such Holder’s Securities at a repurchase price in cash equal to 101% of the aggregate principal amount of the Securities repurchased, plus any accrued and unpaid interest to, but not including, the date of repurchase (the “Change of Control Payment”).

     “Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of the assets of the Company and the assets of the Subsidiaries of the Company, taken as a whole, to any person, other than the Company or one of the Subsidiaries of the Company; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person becomes the Beneficial Owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act or any successor rules thereto) (other than the Company or one of its Subsidiaries), directly or indirectly, of more than 50% of the outstanding Voting Stock of the Company or other Voting Stock into which the Voting Stock of the Company is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (3) the Company consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or the Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Voting Stock of the Company outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction; (4) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors; or (5) the adoption of a plan relating to the liquidation or dissolution of the Company (other than the Company’s liquidation into a newly formed holding company). Notwithstanding the foregoing, a transaction will not be deemed to involve a change of control if (i) the Company becomes a direct or indirect wholly-owned subsidiary of a holding company and (ii) (A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company. The term “person”, as used in this definition, has the meaning given thereto in Section 13(d)(3) of the Exchange Act or any successor provision thereto.

     “Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

     “Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who (1) was a member of such Board of Directors on the date the Securities were issued or (2) was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of the proxy statement of the Company in which such member was named as a nominee for election as a director, without objection to such nomination).

     “Investment grade rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by the Company.

     “Moody’s” means Moody’s Investors Service, Inc., and its successors.

     “Rating Agencies” means (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate the Securities or fails to make a rating of the Securities publicly available for reasons outside of the control of the Company, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act (or any successor rule thereto) selected by the Company (as certified by a resolution of the Board of Directors of the Company) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

     “Rating Event” means the rating on the Securities is lowered by each of the Rating Agencies and the Securities are rated below an investment grade rating by each of the Rating Agencies within the 60-day period (which 60-day period will be extended so long as the rating of the Securities is under publicly announced consideration for a possible downgrade by either of the rating agencies) after the earlier of (1) the occurrence of a Change of Control and (2) public notice of the occurrence of a Change of Control or the Company’s intention to effect a Change of Control.

     “S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., and its successors.

     “Voting Stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act or any successor provision thereto) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

     Within 30 days following any Change of Control Triggering Event or, at the option of the Company, prior to any Change of Control, but in either case, after public announcement of the transaction that constitutes or may constitute the Change of Control, the Company will mail, or cause to be mailed, a notice (as described in the Indenture) to each Holder of the Securities describing the transaction that constitutes or may constitute the Change of Control Triggering Event and offering to repurchase such Securities on the date specified in the notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (a “Change of Control Payment Date”). The Company may make a Change of Control Offer in advance of, but conditioned on, the occurrence of a Change of Control Triggering Event; provided, however, that in such a case the notice will state that the Change of Control Offer is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date.

     The Company will not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company, and the third party repurchases all Securities properly tendered and not withdrawn under its offer. The Company will not repurchase any Securities if there has occurred and is continuing on the Change of Control Payment Date an Event of Default, other than a default in the payment of the Change of Control Payment upon a Change of Control Triggering Event.

     The Company will comply with the requirements of Rule 14e-1 under the Exchange Act (or any successor rule thereto) and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Securities as a result of a Change of Control Trigger Event. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Securities provided herein, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under such provisions of the Securities by virtue of such conflict.

Miscellaneous

     The Indenture contains provisions for defeasance at any time of the entire indebtedness of this Security or certain restrictive covenants and Events of Default with respect to this Security, in each case upon compliance with certain conditions set forth in the Indenture.

     If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

     The Indenture permits, with certain exceptions as therein provided, the amendment thereof and modification of the rights and obligations of the Company and the rights of the Holders of the Securities of this series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Securities of this series at the time Outstanding. The Indenture also contains provisions (i) permitting the Holders of not less than a majority in principal amount of the Securities of this series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture with respect to such series and (ii) permitting the Holders of not less than a majority in principal amount of the Securities of this series at the time Outstanding, on behalf of the Holders of all Securities of this series, to waive certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

     As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of not less than 25% in principal amount of the Securities of this series at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default and offered the Trustee reasonable indemnity, and the Trustee shall not have received from the Holders of a majority in principal amount of Securities of this series at the time

Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.

     No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

     Notwithstanding any other provision of this Security or the Indenture to the contrary, no recourse shall be had, whether by levy or execution or otherwise, for the payment of any sums due under this Security, including, without limitation, the principal of, premium, if any, or interest payable under this Security, or for the payment or performance of any obligation, covenant or agreement under, or for any claim based on, this Security or the Indenture or otherwise in respect of this Security or the Indenture, against any Subsidiary of the Company, or any successor of any such Subsidiary, or any such Subsidiary’s assets or against any shareholder, officer, director, trustee or employee of any such Subsidiary, under any rule of law, statute or constitution, or by the enforcement of any assessment or penalty or by any legal or equitable proceeding or otherwise, nor shall any of such parties be personally liable for any such amounts, obligations or claims, or liable for any deficiency judgment based thereon or with respect thereto, it being expressly understood that the sole remedies hereunder or under any other document with respect to the Securities against such parties with respect to such amounts, obligations or claims shall be against the Company and that all such liability of such parties is and is to be, by the acceptance hereof, expressly waived and released by the acceptance of the Securities by the Holders and as part of the consideration for the issue of the Securities.

     As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of and any premium and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

     The Securities of this series are issuable only in registered form without coupons in denominations of $1,000 and any integral multiple thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principle amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

     No service charge shall be made to a Holder for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

     Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

     THIS SECURITY AND THE INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

     All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

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